Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the Shareholders

MVB Financial Corp

We consent to the incorporation by reference in the Post-Effective Amendment No. 3 to the Registration Statement No. 333-180317 of MVB Financial Corp. on Form S-3 of our report dated March 16, 2015, with respect to the consolidated financial statements of MVB Financial Corp. and Subsidiaries as of and for the year ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference, and to the reference to our firm under the caption “Experts” in the registration statement.

/s/ Dixon Hughes Goodman LLP

Rockville, Maryland
September 3, 2015